UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

September 29, 2014

EXTREME NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

145 Rio Robles
San Jose, California 95134

(Address of principal executive offices)

Registrant's telephone number, including area code:
(408) 579-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c)
Appointment of Certain Officer
Effective October 1, 2014, Jeffrey White joined Extreme Networks, Inc. (“Extreme Networks” or the “Company”) as Chief Revenue Officer. Mr. White, age 43, has more than 20 years of networking industry experience, including sales and management leadership roles in the United States and internationally. He most recently served a dual role as president for Cisco’s India and South Asian Association for Regional Cooperation (SAARC) based in Bangalore, India, where he led the sales and financial operations. He was also senior vice president with general management responsibility spread across the functions of engineering, services, marketing and operations. Prior to that, Mr. White was the vice president of Cisco Asia-Pacific, Japan and China Service Provider. Prior to Cisco, White held a number of positions in sales leadership at Ameritech, an Incumbent Local Exchange Carrier, and at Anixter, a national system integrator. Mr. White holds a M.B.A. in International Business from the University of Texas at Dallas.
In accordance with an offer letter agreement entered into with the Company (the “Offer Letter”), Mr. White will receive an annual salary of $450,000, less applicable taxes and withholdings, and will be eligible to participate in the Company’s standard employee benefits plans. Mr. White will also be entitled to receive a sign on bonus of $100,000, less applicable taxes and withholdings. If Mr. White voluntarily leaves the Company or is terminated for cause before the first anniversary of his hire date, he will be required to repay the bonus.
Upon the approval of the Company's Board of Directors or Compensation Committee, Mr. White will be granted a one-time option to acquire 300,000 shares (the “Options”) of the Company's common stock with an exercise price equal to the closing price of the Company's common stock on the date determined by the Board of Directors. One-fourth of the shares subject to the Option Grant will vest on the first anniversary of Mr. White’s employment, subject to Mr. White's continued service with the Company at that time. The remaining shares will vest monthly over the following three years at a rate of 1/48th of the entire option each month, so long as his service to the Company continues. Mr. White will also receive a one-time grant of 100,000 shares of restricted stock that will vest in three annual installments from his employment commencement date, subject to his continued service to the Company.
Subject to the approval of the Board or Compensation Committee, Mr. White will be entitled to receive a total of 275,000 performance based shares ("the PSUs") based on the goal attainment as presented in the Offer Letter covering the two year period ending June 30, 2016.
In addition, Mr. White will be eligible to participate in the Company’s Executive Incentive Plan (“EIP”) with an annual target of one hundred percent (100%) of his annual base salary.
In addition, the Company has agreed to enter into an executive change in control severance agreement with Mr. White in the form standard for the Company’s executive officers, under which, in the event of his termination in connection with a change in control of the Company, Mr. White will be entitled to 12 months of his salary as then in effect, and 12 months of medical benefits payments. Finally, in the event of Mr. White’s termination other than for cause and not in connection with a change in control of the Company, the Company has agreed to provide Mr. White a severance of 6 months of his salary as then in effect and 6 months of medical benefits payments as further defined in the Offer Letter.
There are no family relationships between Mr. White and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Copies of the press release concerning the events above and Mr. White's Offer Letter are attached as Exhibit 99.1 and Exhibit 10.1, respectively, to this Current Report on Form 8-K. The description of the terms of the offer letter is qualified in its entirety by the full text of the offer letter filed herewith as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

10.1	Offer Letter executed September 29, 2014, between Extreme Networks, Inc. and Jeffrey White.
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 2, 2014

EXTREME NETWORKS, INC.

By:	/s/ ALLISON AMADIA
Allison Amadia
Vice President, General Counsel, and Corporate Secretary